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Exhibit 10.43

TRADEMARK LICENSE AGREEMENT

between

THE MRS. FIELDS' ORIGINAL COOKIES, INC.
a Delaware corporation

and

Nonni's Food Company, Inc.
a Florida corporation

DATED: March 31, 2003

TABLE OF CONTENTS

RECITALS		1
AGREEMENT		1
1.	DEFINITIONS	1
2.	GRANT OF LICENSE	2
3.	RESERVATION OF RIGHTS	3
4.	LICENSE TRANSFER	3
5.	LICENSE FEE AND ROYALTIES	3
6.	GUARANTEED ROYALTY	4
7.	LICENSE RETENTION	4
8.	NONNI'S REPORTS	4
9.	DEVELOPMENT OF ROYALTY BEARING PRODUCTS	4
10.	ADVERTISING AND PROMOTION REQUIREMENTS	5
11.	LABELING	5
12.	USE OF LICENSED NAMES AND MARKS	6
13.	INFRINGEMENT	6
14.	INSURANCE	6
15.	CONFIDENTIALITY	7
16.	TERM AND TERMINATION	7
17.	DISPOSAL OF INVENTORY UPON EXPIRATION	9
18.	FINAL STATEMENT UPON TERMINATION OR EXPIRATION	9
19.	REPRESENTATIONS AND WARRANTIES	9
20.	INDEMNIFICATION	10
21.	NOTICES	11
22.	GENERAL PROVISIONS	11
EXHIBIT "A" LICENSED NAMES AND MARKS
EXHIBIT "B" ROYALTY BEARING PRODUCTS

TRADEMARK LICENSE AGREEMENT

        THIS AGREEMENT is made and entered into this 31st day of March, 2003 by and between THE MRS. FIELDS' ORIGINAL COOKIES, INC., a Delaware corporation ("MFOC"), and Nonni's Food Company, Inc., a Florida corporation ("Nonni's").

RECITALS

        WHEREAS, on January 3, 2000 MFB and Nonni's entered into an agreement in which Nonni's received a license to develop, manufacture, package, distribute and sell under the Mrs. Fields' trademarks, service marks, and trade names a ready-to-eat shelf stable cookie product through designated retail channels. On February 21, 2001 MFB and Nonni's entered into a second agreement in which Nonni's received a license to develop, manufacture, package, distribute and sell to the food service industry a ready-to-eat pre-baked cookie product through designated food service distribution channels. On January 2, 2002, MFB and Nonni's entered into a third agreement (collectively the "Retail Agreements") in which Nonni's received a license to package, distribute and sell to the food away from home industry frozen cookie dough products through designated distribution channels.

        WHEREAS, MFOC is the sole owner of certain trademarks, service marks, and trade names, which have become associated with high quality food products;

        WHEREAS, Nonni's desires to acquire a separate license from MFOC to package, distribute and sell through designated distribution channels high quality, pre-packaged chocolate chips utilizing the Mrs. Fields trademarks, service marks and trade names; and

        WHEREAS, MFOC desires to license to Nonni's the right to package, distribute, market and sell high quality, pre-packaged chocolate chips through designated retail distribution channels subject to the provisions of this Agreement;

AGREEMENT

        NOW THEREFORE, in consideration of the covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

  1.
  DEFINITIONS

            (a)   "Designated Distribution Channels" shall mean grocery stores, supermarkets, drug stores, club stores, mass merchandisers and other similar retail pre-packaged food retail distribution channels.

            (b)   "Initial Term" shall have the meaning set forth in Section 16 hereof.

            (c)   "Licensed Names and Marks" shall mean those trademarks, trade names and service marks identified on Exhibit A hereto.

            (d)   "Net Sales" shall mean gross sales minus cash discounts for early payments.

            (e)   "Protected Information" shall mean MFOC recipes, formulations, systems, programs, procedures, manuals, confidential reports and communications, marketing techniques and arrangements, purchasing information, pricing policies, quoting procedures, financial information, employee, customer, supplier and distributor data, all of the materials or information relating to the business or activities of MFOC which were not otherwise known to Nonni's prior to the commencement of the negotiations leading to this Agreement, or generally known to others engaged in similar businesses or activities, and all modifications, improvements and enhancements which are derived from or relate to Nonni's access to or knowledge of any of the above enumerated materials or information (whether or not any of the above are reduced to writing or whether or not patentable or protectable by copyright) which Nonni's receives, receives access to, conceives or develops or has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with Nonni's license hereunder. Information which is independently developed by Nonni's, or which was already in the possession of Nonni's prior to the date of this Agreement and which was not obtained in connection with the transactions contemplated by this Agreement, or information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which Nonni's is a party or a beneficiary, or (iii) any duty owed to MFOC by Nonni's, shall not be considered Protected Information hereunder.

            (f)    "Royalty Bearing Product(s)" shall mean the high quality chocolate chips manufactured by MFOC's designated supplier (currently Blommer Chocolate Company) and described on Exhibit B hereto, that are sold using the Licensed Names and Marks.

            (g)   "Royalty Default Rate" shall mean the interest rate which is the lesser of (i) the annual rate from time to time publicly announced by Citibank, N.A. at its "base rate" or "prime rate" (or any successor rate) plus two percent (2%) or (ii) the highest applicable legal rate.

            (h)   "Running Royalty" or "Running Royalties" shall mean the royalty or royalties from time to time payable pursuant to Section 5.

            (i)    "Territory" shall mean United States, Canada and Mexico.

  2.
  GRANT OF LICENSE

            (a)    Grant.    Subject to the terms and conditions of this Agreement, MFOC hereby grants to Nonni's, and Nonni's hereby accepts the grant by MFOC of, the exclusive right and license to use the Licensed Names and Marks to market Royalty Bearing Products through Designated Distribution Channels throughout the Territory. Except as stated in Section 3, MFOC shall not compete with Nonni's in the (i) use of any trademark, service mark or tradename in marketing Royalty Bearing Products in Designated Distribution Channels in the Territory or (ii) license any third party to use the same in marketing any Royalty Bearing Products in Designated Distribution Channels in the Territory.

            (b)    First Right of Offer—Products.    If at any time during the Initial Term and Option Periods MFOC determines to offer a pre-packaged chocolate chip product marketed through retail in the Territory and/or through the Designated Distribution Channels, for countries outside the Territory to a third party manufacturer, licensee or marketing company, prior to offering the pre-packaged chocolate chip product marketed through the Designated Distribution Channels to a non-related party by any means, MFOC shall notify Nonni's and provide Nonni's a sixty (60) day period of time thereafter during which MFOC shall negotiate exclusively in good faith with Nonni's for the license to sell the pre-packaged chocolate chip product through retail in the Territory and/or through the Designated Distribution Channels, for countries outside the Territory. The terms and conditions upon which MFOC grants a license, if any, for a pre-packaged chocolate chip product marketed through the Designated Distribution Channels pursuant to this Section shall be as negotiated by MFOC and Nonni's during such 60 day period; provided, that MFOC is only free to reject Nonni's offer if an agreement cannot be reached as to the Licensing Fee and the Running Royalty and after such rejection, MFOC can negotiate with any third party for the license to sell the pre-packaged chocolate chip product marketed through the Designated Distribution Channels for countries outside the Territory and accept such third party offer only if it exceeds Nonni's best offer. Any agreement reached with Nonni's during such 60-day period shall be documented in a separate agreement or addendum to this Agreement and shall become effective only when signed by all parties.

  3.
  RESERVATION OF RIGHTS

        MFOC reserves all rights with respect to the Licensed Names and Marks not expressly licensed to Nonni's hereunder, and MFOC may use or grant licenses to others to use the Licensed Names and Marks in any other manner or in connection with any goods or services, other than for sale of Royalty Bearing Products in Designated Distribution Channels in the Territory. Without limiting the foregoing, the license granted pursuant to this Agreement shall be exclusive to Nonni's except that MFOC shall not be precluded from, and hereby expressly retains the right to own, operate, and grant, franchise or license others the right to own and operate Mrs. Fields Cookies stores, kiosks, carts, or display cases which sell cookie, bakery yogurt, beverages and/or ice cream products (whether or not such products contain Royalty Bearing Products) under the Licensed Names and Marks at locations within the Territory on such terms and conditions, as MFOC, in its sole discretion, deems appropriate provided such kiosks, carts or display cases are not located in Designated Distribution Channels.

  4.
  LICENSE TRANSFER

        This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns; provided, that the rights of the parties under this Agreement may only be assigned (i) upon written consent by MFOC or (ii) without consent to a parent corporation which owns at least fifty-one percent (51%) of such assigning party, a fifty-one percent (51%) owned subsidiary corporation of such party, a fifty-one percent (51%) owned subsidiary of a parent of such party if such parent owns at least fifty-one percent (51%) of such party, or to such other business organization which shall acquire substantially all of the assets and business of the parties, a parent, or a subsidiary. Nonni's shall not have the right to grant sublicenses under this Agreement. Any assignment, franchise, sublicense, or transfer, not expressly permitted by this Section 4, is prohibited and will be deemed to be null and void.

  5.
  LICENSE FEE AND ROYALTIES

            (a)    Initial Licensing Fees.    Upon execution of this Agreement, NONNI'S shall pay to MFOC Two Hundred Thousand Dollars $200,000 as an Initial License Fee (the "Initial Fee"). The Initial Fee shall be non-refundable.

            (b)    Guartanteed Licensing Fees and Running Royalties.    Throughout the term (including Option Periods) of this Agreement the Running Royalty shall be 3% of Net Sales of Royalty Bearing Products for years 1 and 2 and then increased to 5% of Net Sales of Royalty Bearing Products for the remainder of the term. Nonni's shall remit such Running Royalties to MFOC on the last day of the month following the end of each calendar quarter covered by the Agreement. All Running Royalties shall be non-refundable for any reason whatsoever.

            (c)    Payments.    All fees, royalties, and amounts payable hereunder shall be paid to MFOC in U.S. currency in immediately available funds at such address or to such account as shall be designated in writing by MFOC.

            (d)    Interest on Late Payments.    Nonni's shall pay interest on all overdue amounts hereunder from the due date of such amounts until paid at the Royalty Default Rate.

  6.
  GUARANTEED ROYALTY

            (a)   Nonni's agrees to pay a Guaranteed Royalty (defined below) per year on Net Sales of Royalty Bearing Products during the term as set forth on the following schedule:

INITIAL TERM
Year 1	$75,000
Year 2	350,000
Year 3	675,000
Year 4	675,000
Year 5	675,000

            (b)   The foregoing guaranteed payments shall be referred to herein as the "Guaranteed Royalty" and shall be due within 45 days of said twelve-month period.

  7.
  LICENSE RETENTION

        If Nonni's fails to generate royalties sufficient to meet its' Guaranteed Royalty as set forth in Section 6(a) hereof with respect to Royalty Bearing Products, MFOC shall have the option to receive additional Running Royalties from Nonni's in the manner and in an amount equal to the Running Royalties that would have been paid had Nonni's met its' Guaranteed Royalty, and if paid, Nonni's shall retain the exclusive license described herein.

  8.
  NONNI'S REPORTS

            (a)    Periodic Reports.    On or before the last day of the month following the last month of each calendar quarter covered by this Agreement, Nonni's shall deliver to MFOC a written statement prepared, signed, and certified to be true and correct by Nonni's senior financial officer, or their designee, setting forth the amount of Royalty Bearing Products sold, including sufficient information and detail to confirm the calculations, which report shall be accompanied by payment in full of the amount of Running Royalties then due.

            (b)    Annual Reports.    Within ninety (90) days following the end of each calendar year of this Agreement, beginning with the first such year in which Nonni's has sales of Royalty Bearing Products, Nonni's shall deliver to MFOC a written statement setting forth the amount of Royalty Bearing Products sold and the calculations, including sufficient information and detail to confirm the calculations, used to determine such amounts, which calculations shall be signed and certified as true and correct by an independent certified public accounting firm chosen by Nonni's and acceptable to MFOC, which acceptance shall not be withheld unreasonably. If this statement discloses that the amount of Running Royalties paid during any period to which the report relates was less than the amount required to be paid or that any other amount is due MFOC, Nonni's immediately shall pay such amounts, together with accrued interest at the Royalty Default Rate in cash or other immediately available funds. MFOC shall have the right to examine and audit the books and records of Nonni's to verify the amount of Royalty Bearing Products sold.

  9.
  DEVELOPMENT OF ROYALTY BEARING PRODUCTS

        Nonni's hereby covenants, agrees, warrants and represents that:

            (a)    Product Marketing.    All Royalty Bearing Products shall be marketed and sold as "premium" products consistent with MFOC's then existing image. Nonni's accepts full responsibility for and agrees to pay all costs it incurs associated with all advertising and promotion, packaging design, graphics, and packaging materials for Royalty Bearing Products.

            (b)    Customer Complaints.    Nonni's shall provide MFOC a summary of all written consumer complaints received regarding the quality of the Royalty Bearing Products and shall maintain all written consumer complaints and a telephone log for all consumer complaints received by telephone for a period of one year. Nonni's will send a written report to MFOC each month containing the comments received, names of complaining persons, with addresses and telephone numbers (if available). Comments will be organized and summarized by type of comment or complaint and by the geographical location of the complaint. Such information will also be available for inspection by MFOC during normal working hours upon reasonable notice. Nonni's further agrees that it will respond to any written customer complaint within ten (10) days of receipt of such complaint by written response with either a refund of the customer's money or a coupon for the same type of Royalty Bearing Product purchased, depending upon the complaining customer's request. Nonni's further agrees that any complaints about MFOC products which are not Royalty Bearing Products will be forwarded to MFOC within five (5) days of receipt. MFOC agrees that all customer complaints and comments received by it with respect to Royalty Bearing Products will be forwarded to Nonni's within five (5) days of receipt. Nonni's shall further provide MFOC with copies of all responses to complaints, upon request.

  10.
  ADVERTISING AND PROMOTION REQUIREMENTS

        Nonni's shall market Royalty Bearing Products as premium products or as is otherwise consistent with MFOC's then existing image so that such marketing shall not reflect adversely upon Royalty Bearing Products, the good name of MFOC, or the Licensed Names and Marks. MFOC shall have a prior to use reasonable right of approval for all promotional, marketing and advertising materials and concepts for each promotional campaign Nonni's uses to market Royalty Bearing Products. In that regard, MFOC shall have a reasonable right of approval, prior to the development of final television, radio or printed advertisements, the final "story boards" with respect to television advertising, the final "script" with respect to radio spots and the final "layouts" with respect to printed advertisements. MFOC shall also have a reasonable right of approval with respect to the actors or actresses used in connection with any such advertising campaigns; provided, that Nonni's shall have the right to make minor variations in promotional, marketing and advertising materials used in connection with the approved promotional campaigns. All advertisements and advertising campaigns shall conform in all material respects to the approvals given by MFOC. MFOC shall have five (5) business days following the receipt of the proposed promotional, marketing or advertising materials to send Nonni's written notice of its disapproval which shall include an explanation of the basis for disapproval. If such written disapproval is not received by Nonni's within this five (5) business day period, the marketing, promotional or advertising material submitted to MFOC shall be deemed approved. Any material modifications to any such materials previously approved by MFOC shall be subject to approval pursuant to this Section 10. Once a promotional campaign has been approved by MFOC, if no material changes are made to it by Nonni's, MFOC shall not rescind its approval and Nonni's may proceed accordingly on the basis that it is approved.

  11.
  LABELING

        Whenever Nonni's uses the Licensed Names and Marks, Nonni's shall affix the appropriate trademark notice and agrees to use the registration symbol of "®" in connection with its use of the Licensed Names and Marks, or "TM" where the mark has not been registered federally, and in each instance where appropriate accompanied by the words "Reg. TM of MFOC" or a reasonable facsimile thereof or such other reference as may be designated by MFOC from time to time. Where a Licensed Name and Mark is used more than once on packaging, in copy or advertising or on the Royalty Bearing Products, the "®" or "TM" designation need only be used once either on the most prominent use of the Licensed Name and Mark, or if all uses are of equal prominence, then on the first use of the Licensed Name and Mark in or on each package, copy, advertisement, or product. Nonni's shall use the Licensed Names and Marks only as trademarks, service marks, or trade names and shall affix the notice as specified. Nonni's shall not have the right, unless previously agreed in writing by MFOC, to use other trademarks, service marks, or trade names in marketing and promoting Royalty Bearing Products. MFOC shall have the right to own and register any such other trademark, service mark, or trade name which is registerable, including a Licensed Name or Mark or "Fields" in any format, and such trademarks, service marks, and trade names owned or registered by MFOC shall be included in the Licensed Names and Marks, and Nonni's shall cooperate with MFOC by providing packaging, labeling, and documentation as may be required to obtain and maintain such registration.

  12.
  USE OF LICENSED NAMES AND MARKS

            (a)    Restrictions On Use.    Unless MFOC consents in writing, which consent shall not be unreasonably withheld, Nonni's shall use the Licensed Names and Marks:

      (i)
      only for the purposes of and pursuant to this Agreement,

      (ii)
      only in a manner consistent with the scope of the relevant registration of the Licensed Names and Marks or applications therefor in the Territory,

      (iii)
      only in the manner permitted and prescribed by MFOC as set forth herein,

      (iv)
      only with respect to Royalty Bearing Products, and

      (v)
      only to sell Royalty Bearing Products through Designated Distribution Channels.

            (b)    Recognition of Goodwill.    Nonni's recognizes the value of the goodwill associated with the Licensed Names and Marks and acknowledges that the Licensed Names and Marks and all rights therein and goodwill pertaining thereto belong exclusively to MFOC.

            (c)    Validity of Other Agreements.    Nonni's agrees that it will not, during the term of this Agreement or thereafter, attack the title or any rights of MFOC in and to the Licensed Names and Marks, or any other license agreement or franchise agreement involving the Licensed Names and Marks to which MFOC is a party.

            (d)    Validity of Licensed Names and Marks.    Nonni's agrees that it will not intentionally destroy, impair or in any way impede the effect and validity of the Licensed Names and Marks.

            (e)    Validity of the Other Retail Agreements.    Nothing in this paragraph shall restrict Nonni's rights under the Retail Agreements.

  13.
  INFRINGEMENT

        Nonni's agrees to assist MFOC, at MFOC's cost and expense, to the extent necessary in the procurement of any protection or to protect any of MFOC's rights to the Licensed Names and Marks, and MFOC, if it so desires, may commence or prosecute any claims or suits in its own name or, with Nonni's consent, in the name of Nonni's or join Nonni's as a party thereto. Nonni's shall notify MFOC in writing of any infringements or imitations by others of the Licensed Names and Marks which may come to Nonni's attention, and MFOC shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations at MFOC's cost and expense. Nonni's shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of MFOC.

  14.
  INSURANCE

        Nonni's shall obtain and keep in force, at its sole expense, product liability insurance providing adequate insurance for MFOC against any claims and suits involving product liability arising out of, or with respect to, the transactions contemplated by this Agreement and the Retail Agreements, in no less than Ten million dollars ($10,000,000.00) combined single limit on bodily injuries and/or property damage in the aggregate. Within thirty (30) days after the date of this Agreement, Nonni's shall submit to MFOC a certificate of insurance naming MFOC as an additional insured and providing that any cancellation or material change or alteration which reduces coverage or any benefits accruing to MFOC shall become effective only upon thirty (30) days prior notice to MFOC. The requirements of this Section 14 are acknowledged by Nonni's to be a material term of this Agreement as defined in paragraph 16(b)(ii).

  15.
  CONFIDENTIALITY

            (a)    Acknowledgment of Confidentiality.    Nonni's understands that any Protected Information disclosed to it by MFOC under this Agreement is secret, proprietary and of great value to Nonni's, which value may be impaired if the secrecy of the Protected Information is not maintained.

            (b)    Reasonable Security Measures.    MFOC has taken and will continue to take reasonable security measures to preserve and protect the secrecy of the Protected Information and Nonni's agrees to take all measures reasonably necessary to protect the secrecy of such information in order to prevent it from falling into the public domain or into the possession of persons not bound to maintain the secrecy of such information.

            (c)    Non-Disclosure Obligation.    Nonni's agrees not to disclose the Protected Information obtained pursuant to this Agreement, to any person or entity (other than Nonni's key officers and employees to whom disclosure is necessary and to co-packers whom have executed a Confidentiality Agreement pursuant to paragraph 4), during the term of this Agreement or at any time following the expiration or termination of this Agreement.

            (d)    Burden of Proof.    Nonni's hereby acknowledges and agrees that if Nonni's shall disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, except as authorized herein, any Protected Information, and Nonni's shall assert as a defense that such information (i) was already known to Nonni's or developed prior to the execution of this Agreement, (ii) was independently developed by Nonni's, (iii) was disclosed to third parties without violation of this Agreement, (iv) was already in the public domain prior to the execution of this Agreement, or (v) entered the public domain without violation of this Agreement, then Nonni's shall bear the burden of proof with respect to the same.

            (e)    Mutuality of Obligations.    MFOC hereby agrees that any information which it receives from Nonni's which is within the scope of the definition of Protected Information, shall be treated as confidential by MFOC, and MFOC hereby agrees to be bound by the terms of this Agreement with respect to any such information it receives from Nonni's, to the same extent that Nonni's is bound by the terms of this Agreement with respect to Protected Information, as set forth above in paragraphs 15(a), (b), (c) and (d).

  16.
  TERM AND TERMINATION

            (a)    Term.    The initial term of this Agreement shall begin upon the execution hereof and shall continue for a period of sixty months ("Initial Term"). So long as Nonni's is not in material default, this Agreement would then automatically renew for successive five year terms ("Option Periods") or until such time as either party provides a written notice of non-renewal to the other party no more than 90 days and no less than twenty (20) days before the conclusion of an Option Period. Notwithstanding the above, during any Option Period and only during an Option Period, if Nonni's has achieved or paid a minimum of a 2% growth of Running Royalties year-over-year during the proceeding twelve-month period, then MFOC shall not exercise its termination rights under this paragraph 16(a). MFOC's termination rights under paragraph 16(b) shall not be deemed altered or waived by this paragraph 16(a).

            (b)    Termination.    This Agreement may be terminated as follows:

      (i)
      If Nonni's defaults in the payment of any Running Royalties then this Agreement and the license granted hereunder may be terminated upon notice by MFOC effective thirty (30) days after receipt of such notice, without prejudice to any and all other rights and remedies MFOC may have hereunder or by law provided, and all rights of Nonni's hereunder shall cease, provided that Nonni's has not cured such default within five (5) days of receipt of such notice.

      (ii)
      If Nonni's fails to perform in accordance with any material term or condition of this Agreement (other than as described in paragraph 16(b)(i) above) and such default continues unremedied for thirty (30) days after the date on which Nonni's receives written notice of default, unless such remedy cannot be accomplished in such time period and Nonni's has commenced diligent efforts within such time period and continues such effort until the remedy is complete, then this Agreement may be terminated upon notice by MFOC, effective upon receipt of such notice, without prejudice to any and all other rights and remedies MFOC may have hereunder or by law provided.

      (iii)
      If Nonni's is determined to be insolvent, or files a petition in bankruptcy or for reorganization, or takes advantage of any insolvency statute, or makes an assignment for the benefit of creditors, or undertakes any similar action, under any federal, state or foreign bankruptcy, insolvency or similar law, unless such is dismissed, removed or otherwise cured within thirty (30) days or unless Nonni's has filed for Chapter 11 Reorganization protection under Federal Bankruptcy Laws, then this Agreement and the License granted hereunder may be terminated upon notice by MFOC, effective upon receipt of such notice, without prejudice to any and all other rights and remedies MFOC may have hereunder or by law provided, and the license herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency which may be assigned or which may accrue to any court or creditor appointed referee, receiver, or committee.

      (iv)
      If MFOC is determined to be insolvent, or files a petition in bankruptcy or for reorganization, or takes advantage of any insolvency statute, or makes an assignment for the benefit of creditors, or undertakes any similar action, under any federal, state or foreign bankruptcy, insolvency or similar law, or fails to perform in accordance with any material term or condition of this Agreement and such default continues for thirty (30) days after MFOC receives written notice of default, then this Agreement and the License granted hereunder may be terminated upon notice by Nonni's, effective upon receipt of such notice, without prejudice to any and all other rights and remedies Nonni's may have hereunder or by law provided, and the license herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency which may be assigned or which may accrue to any court or creditor appointed referee, receiver, or committee.

      (v)
      If MFOC fails to perform in accordance with any material term or condition of this Agreement and such default continues unremedied for thirty (30) days after the date on which MFOC receives written notice of default, then this Agreement may be terminated upon notice by Nonni's, effective upon receipt of such notice, without prejudice to any and all other rights and remedies Nonni's may have hereunder or by law provided.

            (c)    Rights Upon Termination or Cancellation.    On any cancellation, termination or expiration of this Agreement;

      (i)
      Nonni's agrees to immediately pay to MFOC all currently owed Running Royalties and any additional royalties pursuant to Section 17 and to return all Protected Information, confidential documents and other material supplied by MFOC to Nonni's and agrees never to use, disclose to others, nor assist others in using the Protected Information.

      (ii)
      Nonni's will be deemed to have automatically and irrevocably assigned, transferred, and conveyed to MFOC any rights, equities, good will, titles or other rights in and to the Licensed Names and Marks and Royalty Bearing Products which may have been obtained by Nonni's or which may have vested in Nonni's in pursuance of any endeavors covered hereby, and Nonni's will execute any instruments requested by MFOC to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual covenants and considerations of this Agreement.

      (iii)
      Except as provided in Section 17 below, Nonni's further agrees that it shall forthwith discontinue the use of all Licensed Names and Marks, including packaging and other paper goods and other objects bearing any Licensed Names and Marks.

            (d)    Licensing of Licensed Names and Marks After Termination.    Upon any expiration or earlier termination of this Agreement, MFOC may license others to use the Licensed Names and Marks to produce, sell, market and advertise products similar or identical to the Royalty Bearing Products through Designated Distribution Channels in the Territory.

  17.
  DISPOSAL OF INVENTORY UPON EXPIRATION

        For a period of six (6) months following the termination or expiration of this Agreement, Nonni's shall have the right to sell any Royalty Bearing Products in Nonni's inventory. Any sales of Royalty Bearing Products under this Section shall be, at all times, in accordance with the policies, prices, and standards established for marketing and distribution of Royalty Bearing Products pursuant to this Agreement, and shall include payment of all Running Royalties accrued in accordance with Section 5 hereof.

  18.
  FINAL STATEMENT UPON TERMINATION OR EXPIRATION

        As soon as practicable after termination or expiration of the license granted hereunder, but in no event more than thirty (30) days thereafter, Nonni's shall deliver to MFOC a statement indicating the number and description of Royalty Bearing Products packaged in packaging using the Licensed Names and Marks then in Nonni's inventory. MFOC shall have the option to conduct a physical inventory to ascertain or verify such statement.

  19.
  REPRESENTATIONS AND WARRANTIES

            (a)    Title.    MFOC represents and warrants and Nonni's acknowledges that MFOC has represented that MFOC is the owner of all right, title, and interest in and to the Licensed Names and Marks and that such licensing and Licensed Names and Marks under this Agreement to Nonni's does not infringe upon the rights of any third parties. Nonni's further acknowledges the good will associated with the Licensed Names and Marks and that such Licensed Names and Marks have acquired secondary meaning in the mind of the public. Nonni's shall not during the term of this Agreement dispute or contest, directly or indirectly, or due or cause to be done, any action which in any way contests, impairs, or tends to impair MFOC's exclusive rights and title to the Licensed Names and Marks or the validity of any registrations thereof and Nonni's shall not assist others in so doing. Nonni's shall not in any manner represent that it owns any rights in the Licensed Names and Marks (and/or registrations therefore), but may, only during the term of this Agreement, and only if Nonni's has complied with all laws, regulations and registration requirements within the jurisdiction for so doing, represent that it is a "licensee" or "official licensee" hereunder. Nonni's shall not register or attempt to register in its own name, or that of any third party, any Licensed Name or Mark. Subject to the terms and conditions of this Agreement, Nonni's agrees that any and all uses by Nonni's of the Licensed Names and Marks under this Agreement shall be on behalf of and accrue and inure to the benefit of MFOC. MFOC will maintain at its sole expense, the proper registration of all Licensed Names and Marks used under this Agreement.

            (b)    Right To Enter Into This Agreement.    MFOC and Nonni's each warrant and represent for itself that it has the right to enter into this Agreement, that it will not knowingly subsequently take any action contrary to this Agreement, and that the entering into of this Agreement will not knowingly violate any other agreement to which it is a party or conflict with or violate any law, rule or regulation by which it is bound.

            (c)    MFOC's Image.    MFOC represents and warrants that it will not intentionally do anything to destroy or impair its existing image.

            (d)    Compliance with Laws.    MFOC represents and warrants the Royalty Bearing Products will be manufactured in compliance with, and will not be adulterated or misbranded within the meaning of, the Federal Food, Drug and Cosmetic Act of 1938, or any other federal, state, foreign or local laws or regulations applicable thereto, will not constitute an article which may not be introduced into interstate commerce and will be manufactured in substantial compliance with all applicable federal, state, foreign or local laws and regulations applicable thereto. MFOC agrees to notify Nonni's promptly of any regulatory action of which MFOC has knowledge that is taken in relation to it by any federal, state, foreign, country or municipal authority which relates to or affects the manufacture, storage, distribution or sale of the Royalty Bearing Products.

  20.
  INDEMNIFICATION

            (a)    MFOC Indemnification.    MFOC hereby indemnifies Nonni's and forever holds Nonni's harmless from and against all claims, suits, actions, proceedings, damages, losses or liabilities, costs or expenses (including reasonable attorneys' fees and expenses) arising out of, based upon, or in connection with (i) any breach of any of MFOC's warranties or representations as set forth in this Agreement or (ii) any claim that the use by Nonni's of the Licensed Names and Marks as provided in this Agreement infringes upon any franchise agreement, third party trademark, service mark, or trade name.

            (b)    Nonni's Indemnification.    Nonni's hereby indemnifies MFOC and forever holds MFOC harmless from and against all claims, suits, actions, proceedings, damages, losses or liabilities, costs or expenses (including reasonable attorneys' fees and expenses) arising out of, based upon, or in connection with, unless it is at the direction of MFOC (i) any breach of any of Nonni's warranties or representations as set forth in this Agreement, (ii) any alleged defects inherent in the distribution or sale of Royalty Bearing Products;(iii)any injuries or damages to purchasers, users, or consumers of Royalty Bearing Products arising from or related to the use or consumption of Royalty Bearing Products, except for causes arising from the manufacturing of the Royalty Bearing Products; (iv) any injuries or damages arising from Nonni's or any of Nonni's customers, advertising, marketing or promotion of the Licensed Names and Marks or Royalty Bearing Products; or (v) any alleged infringement or injuries of any third party's copyright, patent, or trademark unless and to the extent (with respect to (iv) and (v) above) such alleged infringement is based upon Nonni's use of the Licensed Names and Marks as authorized in this Agreement.

            (c)    Conditions of Indemnification.    As a condition of indemnification under this Section 20, the party seeking indemnification shall give the other party (for purposes of this Section 20 called the "Indemnifying Party") immediate notice of and copies of all pleadings and correspondence related to the assertion of any such claim, proceeding, action, or suit and agrees not to settle, compromise, or otherwise dispose of any such claim, proceeding, action or suit without the prior written consent of the Indemnifying Party. The Indemnifying Party shall have the right (but not the obligation) to assume the defense or settlement of any such claim, proceeding, action, or suit at its expense, by counsel of its choice. Except for the settlement of a claim which involves the payment of money only and for which the party seeking indemnification is wholly indemnified by the Indemnifying Party, no claim may be settled by the Indemnifying Party without the written consent of the party seeking indemnification such consent not to be unreasonably withheld. If the Indemnifying Party assumes such defense, the Party seeking indemnity shall cooperate fully with the Indemnifying Party in defense of the action and the Indemnifying Party shall not be liable to pay or reimburse the other party for attorneys' fees or expenses, except such out-of-pocket costs or expenses incurred by the Indemnified Party in cooperating with the Indemnifying Party.

  21.
  NOTICES

        All notices provided by this Agreement shall be in writing and shall be given by facsimile or registered mail, postage prepaid, or by personal delivery, by one party to the other, addressed to such other Party at the applicable address set forth below, or to such other addresses as may be given for such purpose by such other party by notice duly given hereunder. Notice shall be deemed properly given on the date of a confirmed facsimile transmission, three (3) days after the date mailed if given by first class mail. or on the date of delivery, which ever applies:

To MFOC:	The Mrs. Fields' Original Cookies, Inc. 2855 E. Cottonwood Parkway, Suite 400 Salt Lake City, UT 84121 Attention: Legal Department Fax No: (801) 736-5944
To Nonni's:	Nonni's Food Company, Inc. 601 South Boulder, Suite 900 Tulsa, OK 74119 Fax: (918) 560-4108
  22.
  GENERAL PROVISIONS

            (a)    No Fiduciary or Other Relationship.    It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that MFOC and Nonni's are and shall be independent contractors and that nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner or employee of the other for any purpose whatsoever.

            (b)    Use of Licensed Names and Marks in Contracts.    Nonni's shall not employ any of the Licensed Names and Marks in signing any contract or applying for any license or permit or in a manner that may result in MFOC's liability for any of Nonni's indebtedness or obligations, nor may Nonni's use the Licensed Names and Marks in any way not expressly authorized by MFOC. Except as expressly authorized in writing, neither MFOC nor Nonni's shall make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name or on behalf of the other, represent that their relationship is other than licensor and licensee or be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing.

            (c)    Severability.    Except as expressly provided to the contrary herein, each Section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such provision of this Agreement is held to be invalid, contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which MFOC is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the parties hereto, although any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if Nonni's is a party thereto, otherwise upon Nonni's receipt of a notice of non-enforcement thereof from MFOC. If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but would be enforceable by reducing any part or all thereof, Nonni's and MFOC agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

            (d)    Substitution of Provisions.    If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof. Nonni's agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, any portion or portions which a court may hold to be unenforceable in a final decision to which MFOC is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order. Such modifications to this Agreement shall be effective only in such jurisdiction, unless MFOC elects to give them greater applicability, and shall be enforced as originally made and entered into in all other jurisdictions.

            (e)    Waiver.    MFOC and Nonni's may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Any waiver so granted by the waiving party shall be without prejudice to any other rights the waiving party may have, will be subject to continuing review by the waiving party and may be revoked, in the waiving party's sole discretion, at any time and for any reason, effective upon delivery to the other party of ten (10) days' prior written notice.

            (f)    Waiver by Custom or Practice.    MFOC and Nonni's shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term) by virtue of any custom or practice of the parties at variance with the terms hereof; any failure, refusal or neglect of MFOC or Nonni's to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder; any waiver, forbearance, delay, failure or omission by MFOC or Nonni's to exercise any right, power or option, whether of the same, similar or different nature, or MFOC's acceptance of any payments due from Nonni's after any breach of this Agreement.

            (g)    Force Majeure.    Neither MFOC nor Nonni's shall be liable for loss or damage or deemed to be in breach of this Agreement if their failure to perform obligations results from:

      (i)
      compliance with any law, regulation, requirement or instruction of any federal, state, municipal or foreign government or any department or agency thereof; or

      (ii)
      acts of God; or

      (iii)
      fires, strikes, embargoes, war or riot; or

      (iv)
      any other similar event or cause.

        Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payments of amounts owed at the time of such occurrence or payment of any Running Royalties or Guaranteed Amounts for Royalty Bearing Products due on any sales thereafter.

            (h)    Press Release.    Unless consented to by either party in advance or as required by law, regulation, statute, etc., both parties agree not to issue any formal press release prior to the introduction of Royalty Bearing Products through the Designated Distribution Channels.

            (i)    Temporary Restraining Orders.    Notwithstanding anything to the contrary contained in this Agreement, MFOC and Nonni's shall each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction.

            (j)    Rights Cumulative.    The rights of MFOC and Nonni's hereunder are cumulative and no exercise or enforcement by MFOC or Nonni's of any right or remedy hereunder shall preclude the exercise or enforcement by MFOC or Nonni's of any other right or remedy hereunder which MFOC or Nonni's is entitled by law to enforce.

            (k)    Costs and Attorney Fees.    If a claim for amounts owed by Nonni's to MFOC or its affiliates is asserted in any judicial proceeding or appeal thereof, or if MFOC or Nonni's is required to enforce this Agreement in any judicial proceeding or appeal thereof, the party prevailing in such proceeding shall be entitled to reimbursement of its reasonable costs and expenses, including reasonable accounting and legal fees, whether incurred prior to, in preparation for, or in contemplation of the filing of any written demand, claim, action, hearing or proceeding to enforce the obligations of this Agreement. If MFOC incurs expenses in connection with Nonni's failure to pay when due amounts owing to MFOC, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, or if Nonni's incurs expenses in connection with MFOC's failure to comply with this Agreement, including, but not limited to legal and accounting fees, the party incurring the expense shall be reimbursed by the other party for any such reasonable costs and expenses which it incurs.

            (l)    Governing Law.    Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. "1051 et seq.) or other federal law, this Agreement, and the relationship between Nonni's and MFOC, shall be governed by the laws of the State of Utah.

            (m)    Jurisdiction.    Nonni's and MFOC hereby irrevocably consent and agree that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement may be instituted or brought in the United States District Court for the District of Utah. Nonni's and MFOC hereby irrevocably consent and submit to, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of such Court, and to all proceedings in such Court. Further, Nonni's and MFOC irrevocably consent to actual receipt of any summons and/or legal process at their respective addresses as set forth in this Agreement as constituting in every respect sufficient and effective service of process in any such legal action or proceeding. Nonni's and MFOC further agree that final judgment in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, whether within or outside the United States of America, by suit under judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of the liability.

            (n)    Waiver of Punitive Damages.    Except with respect to the indemnification obligations of the parties hereunder, the parties waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute between them, the party making a claim shall be limited to recovery of any actual damages it sustains.

            (o)    Headings.    The headings of the several sections and paragraphs hereof are for convenience only and do not define, limit or construe the contents of such sections or paragraphs.

            (p)    Entire Agreement.    This Agreement and the Exhibits hereto represent the entire agreement between MFOC and Nonni's with respect to the subject matter hereof and supersede any prior agreements and negotiations between the parties. This Agreement does not affect my rights or obligations of the parties under the Retail Agreement.

            (q)    Exhibits.    All Exhibits hereto form part of this Agreement.

            (r)    Counterparts.    This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement, binding upon both parties hereto, notwithstanding that both parties are not signatories to the original or the same counterpart.

            (s)    Expenses.    Each party shall bear its own expenses (including attorneys' fees and expenses) in connection with the preparation, negotiation, execution, and delivery of this Agreement.

        IN WITNESS THEREOF, this Agreement has been executed by the Parties hereto as of the date and year first written above.

NONNI'S FOOD COMPANY, INC.
By:	/s/ TIM BRUER
Its:	CEO
THE MRS. FIELDS' BRAND, INC.
By:	/s/ MICHAEL WARD
Its:	Sr. Vice President

EXHIBIT "A"
LICENSED NAMES AND MARKS

        Mrs. Fields

EXHIBIT "B"
ROYALTY BEARING PRODUCTS

        Pre-packaged chocolate chips manufactured by MFOC's designated supplier, currently Blommer Chocolate Company.

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TRADEMARK LICENSE AGREEMENT